Exhibit 3.1




    Amendment to the Amended and Restated By-laws of American Biltrite Inc.
                        (adopted on September 11, 2004)

RESOLVED, that the By-laws be, and they hereby are, amended to replace the first sentence of Article VII of the By-laws in its entirety with the following sentence:

         "The number of directors which shall constitute the whole board shall be eleven."